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                                                                   EXHIBIT(h)(2)





                                                        Dated: December 16, 2005


                                   SCHEDULE A
                         TO THE ADMINISTRATION AGREEMENT
                                     BETWEEN
                               THE COVENTRY GROUP
                                       AND
                         BISYS FUND SERVICES OHIO, INC.


Portfolios:       This Agreement shall apply to all Boston Trust/Walden Fund
                  Portfolios of The Coventry Group advised by Boston Trust
                  Investment Management, Inc. ("BTIM"), either now or hereafter created (individually, the "Portfolio", and collectively, the "Portfolios"). The current Portfolios of the Trust advised by BTIM are set forth below:

                                    Boston Balanced Fund
                                    Boston Equity Fund
                                    Boston Trust Small Cap Fund
                                    Walden Social Balanced Fund
                                    Walden Social Equity Fund

Fees: Pursuant to Article 4, in consideration of services rendered and expenses assumed pursuant to this Agreement and pursuant to the Fund Accounting Agreement executed between the Trust and BISYS FUND SERVICES OHIO, INC. with respect to fund accounting services to be provided by BISYS FUND SERVICES OHIO, INC. to portfolios of the Boston Trust Funds, the Trust will pay the Administrator on the first business day of each month, or at such time(s) as the Administrator shall request and the parties hereto shall agree, a fee computed daily at the annual rate of:

                                    .20% of each
                                    Portfolio's average daily net assets.

                  The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be prorated according to the proportion which such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

                  For purposes of determining the fees payable to the Administrator, the value of the net assets of a particular Portfolio shall be computed in the manner described



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                  in the Trust's Declaration of Trust or Articles of
                  Incorporation or in the Prospectus or Statement of Additional Information respecting that Portfolio as from time to time is in effect for the computation of the value of such net assets in connection with the determination of the liquidating value of the shares of such Portfolio.

                  The parties hereby confirm that the fees payable hereunder shall be applied to each Portfolio as a whole, and not to separate classes of shares within the Portfolios.

                  The fee payable by the Trust hereunder shall be allocated to each Portfolio based upon its pro rata share of the total fee payable hereunder. Such fee as is attributable to each Portfolio shall be a separate (and not joint or joint and several) obligation of each such Portfolio. The Administrator may agree, from time to time, to waive any fees payable under this Agreement. Such waiver shall be at the Administrator's sole discretion.

Term: Pursuant to Article 7, the term of this Agreement shall commence on date of the contract and shall remain in effect through June 1, 2001 ("Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods ("Rollover Periods"). This Agreement may be terminated without penalty (i) by provision of a notice of nonrenewal in the manner set forth below, (ii) by mutual agreement of the parties or (iii) for "cause," as defined below, upon the provision of 60 days advance written notice by the party alleging cause. Written notice of nonrenewal must be provided at least 60 days prior to the end of the Initial Term or any Rollover Period, as the case may be.

                  For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business, a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of some substantive shortcoming in its business practices with respect to the Funds; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

                  Notwithstanding the foregoing, after such termination for so long as the Administrator, with the written consent of the Trust, in fact continues to perform


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                  any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due the Administrator and unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. The Administrator shall be entitled to collect from the Trust, in addition to the compensation described in this Schedule A, the amount of all of the Administrator's cash disbursements for services in connection with the Administrator's activities in effecting such termination, including without limitation, the delivery to the Trust and/or its designees of the Trust's property, records, instruments and documents.

                  If, for any reason other than (i) nonrenewal, (ii) mutual agreement of the parties, (iii) "cause," as defined above, or
                  (iv) the termination of a Fund's operations for legitimate economic reasons (e.g., diminished asset size), the Administrator is replaced as administrator, or if a third party is added to perform all or a part of the services provided by the Administrator under this Agreement (excluding any sub-administrator appointed by the Administrator as provided in Article 7 hereof), then the Trust shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to the Administrator equal to the balance due the Administrator for the lesser of: (i) the remainder of the then-current term of this Agreement or (ii) the next twelve
                  (12) months of the then-current term of this Agreement, assuming for purposes of calculation of the payment that such balance shall be based upon the average amount of the Trust's assets for the twelve months prior to the date the Administrator is replaced or a third party is added.

                  In the event the Trust is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which the Administrator is not retained to provide administration services consistent with this Agreement. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which the Administrator is replaced or a third party is added.


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